Exhibit 10.5

VASCO DATA SECURITY INTERNATIONAL, INC.

EMPLOYMENT AGREEMENT AMENDMENT

WHEREAS, VASCO Data Security International, Inc. a Delaware corporation (the “Company”) entered into an Employment Agreement (the “Original Agreement”), dated January 1, 2003, with CLIFFORD K. BOWN (“Executive”);

WHEREAS, the Company and Executive entered into a letter agreement (the “Letter”), dated February 26, 2007, to supplement the Original Agreement; and

WHEREAS, the Company and Executive would like to amend the Original Agreement and the Letter to comply with applicable provisions of Section 409A of the Internal Revenue Code of 1986, as amended;

NOW, THEREFORE, Executive and the Company hereby agree to amend the Original Agreement and Letter, effective December 31, 2008 (the “Effective Date”), as follows:

1. Section 4(b) of the Original Agreement is revised by adding the following sentence at the end thereof:

Any such incentive compensation shall be paid to Executive in accordance with the terms of the governing incentive plan document.

2. Section 6(d) of the Original Agreement is revised by adding the following new paragraph at the end thereof:

For purposes of payments to Executive under this Agreement after an involuntary termination of employment or termination for Good Reason, Executive must have incurred a separation from service, as such term is defined under Section 409A of the Code (as defined in Section 8).

3. Section 6 of the Original Agreement is revised by adding the following new subsection (e) at the end thereof:

(e) Payments to Executive as a Specified Employee. In the event of any payments to Executive after a termination of employment, as described in sections (a)(iii) and (b)(ii) above and in Section 7 while Executive is a “specified employee” (as defined in Code Section 409A), no payments will be made to Executive during the first six months following his separation from service date.

4. Section 7(a) of the Original Agreement is revised by substituting the following therefor:

(a) For purposes hereof, a “Section 7 Termination” will have occurred if Executive’s employment is terminated by the Company other than for Cause or by Executive for Good Reason (as defined in Section 6(b)(ii)) within two years following the occurrence of a Change in Control of VASCO Data Security International, Inc. (the “Parent Company”) or the Company. Any payments made due to a Section 7 Termination must be on account of Executive’s separation from service and shall be subject to Section 6(e).

5. Section 7(b) of the Original Agreement is revised by substituting the following therefor:

(b) “Change in Control” has the meaning set forth in the VASCO Data Security International, Inc. 2008 Equity Incentive Plan, which is intended to meet the definition of a change in control under Code Section 409A.

6. Section 7(c) of the Original Agreement is revised by substituting the following therefor:

(c) If a Section 7 Termination occurs, the Company shall pay Executive, as severance compensation, his Base Salary and Incentive Compensation at the rate then in effect for the period set forth in Exhibit A, from the date of Executive’s separation from service. Subject to Section 6(e), such payment will be made within 90 days following Executive’s separation from service date and will be made in a lump sum payment equal to the present value of the stream of monthly payments due. For purposes of this computation, present value will be calculated on the basis of the prime rate of interest announced by the Company’s principal bank, or if it has no principal bank, as published in The Wall Street Journal on the business day immediately preceding the payment.

7. Section 7(d) of the Original Agreement is deleted in its entirety.

8. Section 8 of the Original Agreement is revised by adding the following sentence at the end thereof:

For purposes of complying with Code Section 409A, in no event will any Gross-Up Payment be made to Executive later than the end of the calendar year following the calendar year in which Executive remits the tax payments to the appropriate taxing authorities.

9. The Letter is amended by adding the following new Section as the last paragraph thereof:

Compliance with Code Section 409A

For purposes of complying with Section 409A of the Internal Revenue Code of 1986, as amended, all reimbursements and in-kind benefits provided pursuant to this Letter or the Employment Agreement are subject to this Section. Any taxable reimbursements or in-kind benefits provided by the Company to Executive will be made no later than the end of the calendar year following the calendar year the expense was incurred or right to the in-kind benefit accrued. Further, (a) payment of such reimbursements or in-kind benefits during one calendar year will not affect the amount of such reimbursement or in-kind benefits provided during a subsequent calendar year; and (b) such reimbursement benefit or rights or in-kind benefits may not be exchanged or substituted for another form of compensation to Executive.

All other terms, conditions and provisions of the Original Agreement and Letter not herein modified shall remain unchanged and in full force and effect.

This Employment Agreement Amendment may be executed in one or more counterparts, and each such counterpart shall be deemed an original, but all such counterparts together shall constitute but one Employment Agreement Amendment. In the event that any signature to this Employment Agreement Amendment is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

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SIGNATURE PAGE TO EMPLOYMENT AGREEMENT AMENDMENT

IN WITNESS WHEREOF, the Company and Executive have caused this Employment Agreement Amendment to be executed effective as of the Effective Date.

VASCO DATA SECURITY INTERNATIONAL, INC.		EXECUTIVE

By:	/s/ T. Kendall Hunt	/s/ Clifford K. Bown
Its:	Chief Executive Officer	CLIFFORD K. BOWN